Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street | Palo Alto, CA 94304-1115 | tel 650.233.4500 | fax 650.233.4545

November 13, 2019

MoSys, Inc.

2309 Bering Drive

San Jose, CA 95131

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

Exhibit 5.1

We are acting as counsel for MoSys, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933 (the “Act”) of 182,500 shares of the Company's common stock, par value $0.001 per share, of the Company (the “Shares”), issuable pursuant to the Company's 2019 Stock Incentive Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP PILLSBURY WINTHROP SHAW PITTMAN LLP